Exhibit 99.1

                                                                  FINANCIAL NEWS

             LOGICVISION REPORTS FOURTH QUARTER AND FISCAL YEAR 2005
                                FINANCIAL RESULTS
                            Results Ahead of Guidance

SAN JOSE, Calif. -Jan. 31, 2006 - LogicVision, Inc. (NASDAQ: LGVN), a leading provider of yield learning capabilities that enable its customers to quickly and effectively improve product yields, today announced financial results for the fourth quarter and fiscal year ended Dec. 31, 2005.

FOURTH QUARTER 2005 RESULTS

Revenues in the fourth quarter of 2005 were $2.5 million, compared with $2.2 million in the third quarter of 2005.

Net loss in the fourth quarter of 2005 was $2.5 million, or a net loss of $0.13 per share, compared with a net loss of $2.9 million, or a net loss of $0.15 per share, reported in the third quarter of 2005.

Gross margins in the fourth quarter were 67 percent, compared with 66 percent in the third quarter.

Operating expenses, including restructuring charges, were $4.3 million in the fourth quarter, compared with $4.4 million in the third quarter of 2005. During Q4 the Company announced and executed a restructuring plan, incurring restructuring charges of $0.7 million. Reductions in personnel, primarily in administration, engineering and marketing, and the closing of a facility in Canada, together with the downsizing of its facility in India, accounted for these charges. The decrease in operating expenses resulted from lower payroll costs, as headcount was trimmed from 106 to 78 employees and a portion of accrued bonus expense was reversed as operating results were below planned thresholds.

At Dec. 31, 2005, LogicVision had $10.7 million in cash, cash equivalents and investments, and no bank debt.

New orders received during the fourth quarter totaled $3.3 million. The company exited the fourth quarter with a backlog of $20.3 million, including $6.7 million of deferred revenues, compared with a backlog of $19.8 million, including $5.7 million of deferred revenues, at the end of the third quarter. Approximately $7.2 million of the total backlog is expected to become recognized as revenue during 2006.

FISCAL YEAR 2005 RESULTS

For the fiscal year ended Dec. 31, 2005, LogicVision reported revenues of $10.9 million, an 8 percent increase from revenues of $10.1 million in 2004. The net loss for 2005 was $10.0 million, or a net loss of $0.53 per share, compared with the 2004 net loss of $8.4 million or a net loss of $0.51 per share. Gross margins in 2005 were 71 percent, compared with 68 percent in the prior year.

"We are pleased that we are on a growth path again. We had annual bookings of $13.5 million in 2005. This is a 37% increase over 2004 and positions us well for 2006," said James T. Healy, president and CEO of LogicVision.

"Last quarter we introduced ATPG Compression, an additional LV2005 capability, allowing our customers to use our embedded test with ATPG compression in a single flow. We expect this capability will extend the usage of LV2005 to less complex designs, thus expanding our market coverage. Last quarter we also had our first sale of our SiVision yield learning solution to one of our top embedded test customers." Healy said.

GUIDANCE FOR THE FIRST QUARTER OF 2006

     o Revenues in Q1 are expected to be in the range of $2.2 million to $2.3 million

     o Net loss in Q1 is expected to be in the range of $2.0 million to $2.2 million, or a net loss in the range of $0.11 to $0.12 per share.

     o Cash, cash equivalents and investments are expected to be no less than $9 million at the end of Q1.

CONFERENCE CALL

LogicVision will broadcast its conference call discussion of fourth quarter and 2005 financial results today, Jan. 31, 2006 at 2 p.m. Pacific time. To listen to the call, please dial (800) 619-7886, pass code: "LogicVision." A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (203) 369-3735. The LogicVision financial results conference call will be available via a live web cast on the investor relations section of the company's web site at http://www.logicvision.com. An archived web cast of the call will be available at http://www.logicvision.com for one year.

ABOUT LOGICVISION, INC.

LogicVision, Inc. provides unique yield learning capabilities in the design for manufacturing space. These capabilities enable its customers, leading semiconductor companies, to more quickly and efficiently learn to improve product yields. The company's advanced Design for Test (DFT) product line, ETCreate, works together with ETAccess and SiVision yield learning applications to enable increased profit by reducing device field returns, reducing test costs, and accelerating both time to market and time to yield. LogicVision solutions are used in the development of semiconductor ICs for products ranging from digital consumer goods to wireless communications devices and satellite systems. LogicVision was founded in 1992 and is headquartered in San Jose, Calif. For more information visit www.logicvision.com.

FORWARD LOOKING STATEMENTS

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company's outlook, expected bookings, the features, benefits and enhancements of the Company's products, market opportunities, and the Company's expected financial results, including revenues and net loss, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the possibility that orders could be modified, cancelled or not renewed, the ability of the Company to negotiate and sign customer agreements and obtain purchase orders, trends in capital spending in the semiconductor industry, the timing and nature of customer orders, whether customers accept the Company's new products, the impact of competitive products and alternative technological advances, the Company's ability to realize anticipated savings from the restructuring, and other risks detailed in LogicVision's Form 10-K for the year ended December 31, 2004, Form 10-Q for the quarter ended Sept 30, 2005 and from time to time in LogicVision's SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

LogicVision, Embedded Test and LogicVision logos are trademarks or registered trademarks of LogicVision, Inc. in the United States and other countries. All other trademarks and service marks are the property of their respective owners.

CONTACTS:
Bruce M. Jaffe
Vice President  & CFO
(408) 453-0146
InvestorRelations@logicvision.com

                       - Summary financial data follows -

                                LOGICVISION, INC
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share amount)
                                   (Unaudited)

                                                          THREE MONTHS ENDED           TWELVE MONTHS ENDED
                                                             DECEMBER 31,                  DECEMBER 31,
                                                     ---------------------------   ---------------------------
                                                         2005           2004           2005           2004
                                                     ------------   ------------   ------------   ------------
Revenues:
  License                                            $      1,295   $      1,575   $      6,735   $      5,686
  Service                                                   1,147          1,118          3,951          4,095
  Product                                                      28             35            196            313
                                                     ------------   ------------   ------------   ------------
    Total revenues                                          2,470          2,728         10,882         10,094
                                                     ------------   ------------   ------------   ------------

Cost of revenues:
  License                                                     266            187            916            323
  Service                                                     548            639          2,116          2,616
  Product                                                      13             33             88            299
                                                     ------------   ------------   ------------   ------------
    Total cost of revenues                                    827            859          3,120          3,238
                                                     ------------   ------------   ------------   ------------
Gross profit                                                1,643          1,869          7,762          6,856
                                                     ------------   ------------   ------------   ------------

Operating expenses:
  Research and development                                  1,387          1,452          5,848          5,111
  Sales and marketing                                       1,824          1,707          7,517          6,075
  General and administrative                                1,103          1,020          4,725          4,386
                                                     ------------   ------------   ------------   ------------
    Total operating expenses                                4,314          4,179         18,090         15,572
                                                     ------------   ------------   ------------   ------------

Loss from operations                                       (2,671)        (2,310)       (10,328)        (8,716)
Interest and other income, net                                 75             71            286            395
                                                     ------------   ------------   ------------   ------------
Loss before provision for income taxes                     (2,596)        (2,239)       (10,042)        (8,321)
Provision for income taxes                                   (108)            31            (69)            67
                                                     ------------   ------------   ------------   ------------
Net loss                                             $     (2,488)  $     (2,270)  $     (9,973)  $     (8,388)
                                                     ============   ============   ============   ============
Net loss per common share, basic and diluted         $      (0.13)  $      (0.13)  $      (0.53)  $      (0.51)
                                                     ============   ============   ============   ============
Weighted average number of shares outstanding,
 basic and diluted                                         18,841         17,394         18,677         16,338
                                                     ============   ============   ============   ============

                                LOGICVISION, INC
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (Unaudited)

                                                          DECEMBER 31,   DECEMBER 31,
                                                              2005           2004
                                                          ------------   ------------
                         ASSETS
Current Assets:
  Cash and cash equivalents                               $      3,620   $      5,790
  Short-term investments                                         7,076         15,552
  Accounts receivable, net of allowance for doubtful
   accounts of $25 and $12                                       2,512          1,125
  Prepaid expenses and other current assets                      1,544          1,459
                                                          ------------   ------------
    Total current assets                                        14,752         23,926
Property and equipment, net                                      1,097            907
Long-term investments                                                -          4,960
Intangible assets, net                                             464            767
Goodwill                                                         6,846          6,846
Other long-term assets                                           1,182          1,837
                                                          ------------   ------------
    Total assets                                          $     24,341   $     39,243
                                                          ============   ============

             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Short-term debt                                         $          -   $      3,500
  Accounts payable                                                 484            481
  Accrued liabilities                                            1,702          2,385
  Deferred revenue, current portion                              3,137          4,885
                                                          ------------   ------------
    Total current liabilities                                    5,323         11,251
Deferred revenue                                                 3,580          3,184
                                                          ------------   ------------
    Total liabilities                                            8,903         14,435
                                                          ------------   ------------

Commitments and contingencies

Stockholders' Equity:
  Preferred stock, $0.0001 par value:
    Authorized: 5,000 shares;
    Issued and outstanding: no shares issued
     and outstanding                                                 -              -
  Common stock, $0.0001 par value:
    Authorized: 125,000 shares;
    Issued and outstanding: 18,892 shares at
     December 31, 2005 and 18,170 shares at
     December 31, 2004                                               2              2
Additional paid-in capital                                     104,417        103,734

Deferred stock-based compensation                                    -             (1)
Accumulated other comprehensive income (loss)                       (7)            74

Accumulated deficit                                            (88,974)       (79,001)
                                                          ------------   ------------
    Total stockholders' equity                                  15,438         24,808
                                                          ------------   ------------
    Total liabilities and stockholders' equity            $     24,341   $     39,243
                                                          ============   ============